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                                                                    Exhibit 12.1

         Statement of Computation of Ratio of Earnings to Fixed Charges
                          (in thousands, except ratios)

                                          Six Months Ended                             Fiscal Year Ended
                                     ------------------------   --------------------------------------------------------------
                                      April 26,     April 27,    Oct. 26,     Oct. 27,     Oct. 28,     Oct. 31,     Oct. 31,
                                         2003         2002         2002         2001         2000         1999         1998
                                     -----------   ----------   ----------   ----------   ----------   ----------   ----------
Earnings (loss) from continuing
   operations before taxes           $  (157,097)  $   36,138   $   84,151   $   17,802   $   88,316   $    2,591   $  (15,111)
Fixed charges from continuing
   operations
     Interest expense and
       amortization of debt
       discount and issuance
       costs on all indebtedness           6,713        4,670       11,427           --           45          459          557
     Interest included in rent             3,845        3,310        6,679        5,507        1,381          428          268
                                     -----------   ----------   ----------   ----------   ----------   ----------   ----------
Total fixed charges from
   continuing operations                  10,558        7,980       18,106        5,507        1,426          887          825
                                     -----------   ----------   ----------   ----------   ----------   ----------   ----------
Earnings (loss) before taxes
   and fixed charges                 $  (146,539)  $   44,118   $  102,257   $   23,309   $   89,742   $    3,478   $  (14,286)
                                     ===========   ==========   ==========   ==========   ==========   ==========   ==========
Ratio of earnings to fixed
   charges (1)                         (13.9x)(2)         5.5x         5.6x         4.2x        62.9x         3.9x   (17.3x)(2)
Coverage deficiency                  $   157,097   $       --   $       --   $       --   $       --   $       --   $   15,111
                                     -----------   ----------   ----------   ----------   ----------   ----------   ----------

(1) The ratio of earnings to fixed charges was computed by dividing earnings (earnings from continuing operations before taxes adjusted for fixed charges from continuing operations) by fixed charges from continuing operations for the periods indicated. Fixed charges from continuing operations include (i) interest expense and amortization of debt discount and issuance costs on all indebtedness, and (ii) one-third of all rental expense, which the Company considers to be a reasonable approximation of the interest factor included in rental expense.

(2) Earnings were inadequate to cover fixed charges. For the six-month period ended April 26, 2003, and for the year ended October 31, 1998, the Company needed additional earnings of $157.1 million and $15.1 million, respectively, to achieve a ratio of earnings to fixed charges of 1.0x.